Exhibit 99.1

NASDAQ:ARTW                  CONTACT: Carrie Majeski (712) 864-3131

              ART'S-WAY APPOINTS NEW PRESIDENT

ARMSTRONG, IOWA - The Board of Directors of Art's-Way Manufacturing Co., Inc., is pleased to announce the appointment of Ms. Majeski as President and CEO as of October 18, 2007.

Ms. Majeski has been with Art's-Way since April of 2004, serving as Chief Financial Officer since July 27, 2004. Ms. Majeski's history with the Company will lend continuity to the position. Ms. Majeski has been instrumental in the continued growth of Art's-Way through the acquisition of two subsidiaries and the Miller Pro product line. J. Ward McConnell Jr., Chairman, commented "I'm pleased that Carrie has accepted this position and will continue our working relationship." E.W. Muehlhausen, acting President since November of 2006, will be staying on in an advisory capacity and will continue to work on special projects.

Art's-Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, crop shredding equipment, plows, hay and forage equipment. After market service parts are also an important part of the Company's business. We have two wholly owned subsidiaries, Art's-Way Vessels Inc. manufactures pressurized tanks and vessels and Art's-Way Scientific Inc. manufactures modular animal confinement buildings and modular laboratories.

This news release includes "forward-looking statements" within the meaning of the federal securities laws. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including but not limited to, quarterly fluctuations in results, customer demand for the Company's products, domestic and international economic conditions, the management of growth and other risks detailed from time to time in the Company's Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. The Company cautions readers not to place undue reliance upon any such forward-looking statements.